Exhibit 99.1
Brunswick Corporation  1 N. Field Court  Lake Forest, IL 60045
Telephone 847.735.4700  Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE RELEASE
Contact:	Bruce Byots Vice President – Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK REPORTS SECOND QUARTER RESULTS
IMPROVED REVENUE AND OPERATING EARNINGS,
COMBINED WITH CONTINUED STRONG LIQUIDITY

LAKE FOREST, Ill., July 29, 2010 -- Brunswick Corporation (NYSE: BC) today reported results for the second quarter of 2010:
•	Total net sales of $1,014.7 million, up 41 percent versus 2009.
•
Net earnings of $13.7 million, or $0.15 per diluted share, which includes $0.26 per diluted share of restructuring, exit and impairment charges and $0.02 per diluted share of expense from special tax items.

•	Operating earnings of $55.7 million, a $201.1 million improvement from prior year.
•	Cash totaled $619.6 million, up from 2009 year-end balance of $526.6 million.
•	Increased production and wholesale shipments resulted from low beginning-of-year marine dealer inventories.

“The continued successful execution of our strategic initiatives over the past several quarters was a key factor in our improved second quarter results,” said Brunswick’s Chairman and Chief Executive Officer Dustan E. McCoy.  “Historically low marine dealer inventories as we entered the year led to improved wholesale shipments.  This, combined with significant fixed-cost reductions achieved over the past two years, enabled us to report our second consecutive quarterly operating profit.  In addition, during the first half of 2010, our cash balances increased by $93 million and net debt declined by $120 million.
“The factors that positively affected our revenues and earnings in the second quarter of 2010, compared to the previous year, included higher overall unit production and sales levels, improved fixed-cost absorption in our marine businesses, and lower discounts required to facilitate retail boat sales.  During the quarter, we also benefited from reduced bad debt expense, lower restructuring, exit and impairment charges, as well as reduced pension expense.  Partially offsetting these factors were higher income taxes and interest expense,” McCoy said.

 Second Quarter Results
For the second quarter of 2010, the company reported net sales of $1,014.7 million, up from $718.3 million a year earlier.  For the quarter, the company reported operating earnings of $55.7 million, which included $24.2 million of restructuring, exit and impairment charges.  In the second quarter of 2009, the company had an operating loss of $145.4 million, which included $35.5 million of restructuring, exit and impairment charges.
For the second quarter, Brunswick reported net earnings of $13.7 million, or $0.15 per diluted share, compared with a net loss of $163.7 million, or $1.85 per diluted share, for the second quarter of 2009.  The diluted earnings per share for the second quarter of 2010 included restructuring, exit and impairment charges of $0.26 per diluted share, and $0.02 per diluted share of expense from special tax items.  Diluted loss per share for the second quarter of 2009 included $0.40 per diluted share of restructuring, exit and impairment charges, and a $0.05 per diluted share benefit from special tax items.

Review of Cash Flow and Balance Sheet
Cash and cash equivalents were $619.6 million at the end of the second quarter, up $93.0 million from year-end 2009 levels.  The company’s increased cash position reflects net cash provided by operating activities of $138.1 million, which included the receipt of a $109.5 million federal tax refund.  Net cash provided by operating activities was negatively affected by changes in certain current assets and current liabilities during the first half of 2010.  These changes were largely the result of seasonal increases in the company’s accounts and notes receivable and decreases in accrued expenses, partially offset by increases in accounts payable balances and decreases in net inventories.
Net debt (defined as total debt, less cash and cash equivalents) was $204.4 million, down $119.9 million from year-end 2009 levels.  The change in net debt reflects the $93 million increase in cash, along with reductions in debt resulting from debt repurchases.  The company’s total liquidity (defined as cash and cash equivalents, plus amounts available under its asset-backed lending facilities) totaled $752 million, up $137 million from year-end 2009 levels.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine service, parts and accessories businesses, reported net sales of $579.2 million in the second quarter of 2010, up 39 percent from $415.2 million in the year-ago second quarter.  International sales, which represented 41 percent of total segment sales in the quarter, increased by 28 percent.  For the quarter, the Marine Engine segment reported operating earnings of $89.2 million, including restructuring charges of $2.1 million.  This compares with an operating loss of $7.8 million in the year-ago quarter, which included $9.6 million of restructuring, exit and impairment charges.
Sales were higher across all of the segment’s main operations, including a low-teen increase in the domestic marine service, parts and accessories businesses, which represented 28 percent of total segment sales in the quarter.  The segment’s sterndrive engine business experienced the greatest percentage sales growth.
           Mercury’s manufacturing facilities continued to increase production during the quarter in response to customer inventory requirements.  Higher sales, lower bad debt expense, fixed-cost reductions, increased fixed-cost absorption, improved operating efficiencies, lower restructuring, exit and impairment charges and reduced pension expense all had a positive effect on operating earnings during the quarter.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 16 boat brands.  The Boat segment reported net sales of $296.6 million for the second quarter of 2010, an increase of 114 percent compared with $138.8 million in the second quarter of 2009.  International sales, which represented 38 percent of total segment sales in the quarter, increased by 64 percent during the period.  For the second quarter of 2010, the Boat segment reported an operating loss of $23.6 million, including restructuring, exit and impairment charges of $21.7 million.  This compares with an operating loss of $107.9 million, including restructuring, exit and impairment charges of $17.9 million, in the second quarter of 2009.
Boat manufacturing facilities continued to increase production during the quarter to address inventory requirements of their dealers.  Higher sales, increased fixed-cost absorption, and reduced discounts required to support retail sales by dealers were the primary factors affecting the segment’s reduction in operating losses in the quarter.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness and Hammer Strength fitness equipment.  Fitness segment sales in the second quarter of 2010 totaled $123.2 million, up 17 percent from $105.0 million in the year-ago quarter.  International sales, which represented 54 percent of total segment sales in the quarter, increased by 39 percent.  For the quarter, the Fitness segment reported operating earnings of $8.7 million, including restructuring charges of $0.1 million.  This compares with operating earnings of $0.2 million in the second quarter of 2009, which included restructuring charges of $0.2 million.
Global commercial and consumer equipment sales increased during the quarter.  Higher operating earnings in the second quarter of 2010, when compared with 2009, reflect higher sales, a more favorable product sales mix, lower material and freight costs and other operating efficiencies.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers; bowling equipment and products; and billiards tables and accessories.  Segment sales in the second quarter of 2010 totaled $77.3 million, down slightly compared with $77.4 million in the year-ago quarter.  International sales, which represented 24 percent of total segment sales in the quarter, increased by 17 percent.  For the quarter, the segment reported an operating loss of $2.6 million, including restructuring charges of $0.2 million.  This compares with an operating loss of $5.9 million, including restructuring and exit charges of $3.2 million in the second quarter of 2009.
For the quarter, retail bowling equivalent-center sales declined by a mid-single-digit percentage.  Bowling products experienced a solid increase in sales, as international bowling center operators increased purchases.  The reduction in operating losses in the second quarter of 2010, when compared with 2009, reflects lower restructuring and exit charges and pension expense.

Outlook
See Brunswick’s Web Site for Supplemental Chart:
HUhttp://www.brunswick.com/investors/investorinformation/events.phpU
“We entered 2010 with planning assumptions that reflected continued challenging conditions in the economy and in the markets in which our businesses operate,” McCoy said.  “We further believed that if we continued to successfully execute against our strategic objectives, we would be able to generate positive cash flow and demonstrate outstanding operating leverage.  We have achieved these objectives in the first half of 2010.
“Conditions in 2010 have indeed been difficult, with end-market results being mixed, not only throughout the U.S., but also globally.  Retail demand for our marine market products continues to be at historically record low levels, but the overall market rate of decline has eased.
“During the second half of 2010, we will continue to focus on liquidity and closely manage our overall cost structure.  In addition, we plan to keep our production and wholesale shipment levels closely matched with retail demand and dealer stocking requirements, which will ensure the continuing health of our dealer pipeline inventories.
“The continued execution of our strategic plans will help us maintain outstanding operating leverage in subsequent quarters and enable us to come out of this downturn stronger than we began the period.  As we continue to progress on this path, subject to the state of the global economy and retail marine markets, we maintain our objective of returning to profitability in 2011,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, and Bruce J. Byots, vice president – corporate and investor relations.
The call will be broadcast over the Internet at Hwww.brunswick.comH.  To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software.
Security analysts and investors wishing to participate via telephone should call (866) 783-2140 (passcode: Brunswick Q2).  Callers outside North America should call (857) 350-1599 (passcode: Brunswick Q2) to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through midnight CDT Thursday, Aug. 5, 2010, by calling (888) 286-8010 (passcode: 64626383) or international dial (617) 801-6888 (passcode: 64626383).  The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business.  These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the effect of adverse general economic conditions; the ability to successfully complete restructuring efforts in the timeframe and cost anticipated; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to climate change; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the ability to develop new and innovative products and ensure their success; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures, including increased competition from Asian competitors; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; negative currency trends, including shifts in exchange rates; the success of global sourcing and supply chain initiatives; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the risk of losing a key account or a critical supplier; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the ability to comply with environmental and zoning requirements, including environmental regulations for marine engines; the impact of international political instability and civil unrest on manufacturing operations and retail demand; the inherent risk of doing business in developing countries; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; and the effect of weather conditions on demand for marine products and retail bowling center revenues.  Additional factors are included in the company’s Annual Report on Form 10-K for 2009 and Quarterly Report on Form 10-Q for the quarter ended April 3, 2010.  Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity” (TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris FloteBote, Hatteras, Lowe, Lund, Meridian, Ornvik, Princecraft, Quicksilver, Rayglass, Sea Ray, Sealine, Suncruiser, Triton, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables.  For more information, visit HUhttp://www.brunswick.comUH.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)
	Three Months Ended
	July 3,	July 4,
	2010	2009	% Change

Net sales	$1,014.7	$718.3	41%
Cost of sales	772.4	644.3	20%
Selling, general and administrative expense	140.0	162.6	-14%
Research and development expense	22.4	21.3	5%
Restructuring, exit and impairment charges	24.2	35.5	-32%
Operating earnings (loss)	55.7	(145.4)	NM
Equity earnings (loss)	0.9	(4.1)	NM
Other expense, net	(0.4)	(0.2)	NM
Earnings (loss) before interest, loss on early extinguishment of debt	56.2	(149.7)	NM
and income taxes
Interest expense	(23.9)	(18.3)	-31%
Interest income	0.7	1.0	-30%
Loss on early extinguishment of debt	(4.1)	-	NM
Earnings (loss) before income taxes	28.9	(167.0)	NM
Income tax provision (benefit)	15.2	(3.3)
Net earnings (loss)	$13.7	$(163.7)	NM

Earnings (loss) per common share:
Basic	$0.15	$(1.85)
Diluted	$0.15	$(1.85)

Weighted average shares used for computation of:
Basic earnings (loss) per common share	88.7	88.4
Diluted earnings (loss) per common share	91.8	88.4

Effective tax rate	52.6%	2.0%

Supplemental Information
Diluted net earnings (loss)	$0.15	$(1.85)
Restructuring, exit and impairment charges (1)	0.26	0.40
Special tax items	0.02	(0.05)
Diluted net earnings (loss), as adjusted	$0.43	$(1.50)

(1) The 2010 and 2009 Restructuring, exit and impairment charges assume no tax benefit.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)
	Six Months Ended
	July 3,	July 4,
	2010	2009	% Change

Net sales	$1,859.1	$1,453.0	28%
Cost of sales	1,438.2	1,287.8	12%
Selling, general and administrative expense	278.8	317.8	-12%
Research and development expense	44.7	45.2	-1%
Restructuring, exit and impairment charges	31.6	75.1	-58%
Operating earnings (loss)	65.8	(272.9)	NM
Equity earnings (loss)	0.8	(7.3)	NM
Other income (expense), net	0.6	(1.6)	NM
Earnings (loss) before interest, loss on early extinguishment of debt	67.2	(281.8)	NM
and income taxes
Interest expense	(48.2)	(36.5)	-32%
Interest income	1.6	1.5	7%
Loss on early extinguishment of debt	(4.4)	-	NM
Earnings (loss) before income taxes	16.2	(316.8)	NM
Income tax provision	15.5	31.1
Net earnings (loss)	$0.7	$(347.9)	NM

Earnings (loss) per common share:
Basic	$0.01	$(3.94)
Diluted	$0.01	$(3.94)

Weighted average shares used for computation of:
Basic earnings (loss) per common share	88.6	88.4
Diluted earnings (loss) per common share	91.3	88.4

Effective tax rate	95.7%	-9.8%

Supplemental Information
Diluted net earnings (loss)	$0.01	$(3.94)
Restructuring, exit and impairment charges (1)	0.35	0.85
Special tax items	(0.01)	0.36
Diluted net earnings (loss), as adjusted	$0.35	$(2.73)

(1) The 2010 and 2009 Restructuring, exit and impairment charges assume no tax benefit.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended
		Net Sales		Operating Earnings (Loss) (1)			Operating Margin
	July 3,	July 4,	%	July 3,	July 4,	%	July 3,	July 4,
	2010	2009	Change	2010	2009	Change	2010	2009

Marine Engine	$579.2	$415.2	39%	$89.2	$(7.8)	NM	15.4%	-1.9%
Boat	296.6	138.8	114%	(23.6)	(107.9)	78%	-8.0%	-77.7%
Marine eliminations	(61.6)	(18.1)		-	-
Total Marine	814.2	535.9	52%	65.6	(115.7)	NM	8.1%	-21.6%

Fitness	123.2	105.0	17%	8.7	0.2	NM	7.1%	0.2%
Bowling & Billiards	77.3	77.4	0%	(2.6)	(5.9)	56%	-3.4%	-7.6%
Corp/Other	-	-		(16.0)	(24.0)	33%
Total	$1,014.7	$718.3	41%	$55.7	$(145.4)	NM	5.5%	-20.2%

	Six Months Ended
		Net Sales		Operating Earnings (Loss) (2)			Operating Margin
	July 3,	July 4,	%	July 3,	July 4,	%	July 3,	July 4,
	2010	2009	Change	2010	2009	Change	2010	2009

Marine Engine	$1,024.9	$759.1	35%	$115.7	$(58.4)	NM	11.3%	-7.7%
Boat	540.2	344.1	57%	(50.3)	(180.2)	72%	-9.3%	-52.4%
Marine eliminations	(117.4)	(51.1)		-	-
Total Marine	1,447.7	1,052.1	38%	65.4	(238.6)	NM	4.5%	-22.7%

Fitness	242.2	223.6	8%	18.2	0.5	NM	7.5%	0.2%
Bowling & Billiards	169.2	177.3	-5%	12.3	4.7	NM	7.3%	2.7%
Corp/Other	-	-		(30.1)	(39.5)	24%
Total	$1,859.1	$1,453.0	28%	$65.8	$(272.9)	NM	3.5%	-18.8%

(1)	Operating earnings (loss) in the second quarter of 2010 includes $24.2 million of pretax restructuring, exit and impairment charges. The $24.2 million charge consists of $2.1 million in the Marine Engine segment, $21.7 million in the Boat segment, $0.1 million in the Fitness segment, $0.2 million in the Bowling & Billiards segment and $0.1 million in Corp/Other. Operating earnings (loss) in the second quarter of 2009 includes $35.5 million of pretax restructuring, exit and impairment charges. The $35.5 million charge consists of $9.6 million in the Marine Engine segment, $17.9 million in the Boat segment, $0.2 million in the Fitness segment, $3.2 million in the Bowling & Billiards segment and $4.6 million in Corp/Other.

(2)	Operating earnings (loss) in the first six months of 2010 includes $31.6 million of pretax restructuring, exit and impairment charges. The $31.6 million charge consists of $4.5 million in the Marine Engine segment, $25.8 million in the Boat segment, $0.1 million in the Fitness segment, $0.4 million in the Bowling & Billiards segment and $0.8 million in Corp/Other. Operating earnings (loss) in the first six months of 2009 includes $75.1 million of pretax restructuring, exit and impairment charges. The $75.1 million charge consists of $21.3 million in the Marine Engine segment, $42.9 million in the Boat segment, $1.2 million in the Fitness segment, $4.0 million in the Bowling & Billiards segment and $5.7 million in Corp/Other.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	July 3,	December 31,	July 4,
	2010	2009	2009
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$619.6	$526.6	$461.2
Accounts and notes receivable, net	447.8	332.4	405.5
Inventories
Finished goods	203.6	234.4	299.0
Work-in-process	180.8	174.3	201.1
Raw materials	91.2	76.2	79.9
Net inventories	475.6	484.9	580.0
Deferred income taxes	16.1	79.3	16.4
Prepaid expenses and other	30.5	35.5	33.5
Current assets	1,589.6	1,458.7	1,496.6

Net property	653.7	724.3	836.6

Other assets
Goodwill, net	288.9	292.5	291.1
Other intangibles, net	61.5	75.6	81.5
Investments	59.3	56.7	62.2
Other long-term assets	90.4	101.6	106.4
Other assets	500.1	526.4	541.2

Total assets	$2,743.4	$2,709.4	$2,874.4

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$4.8	$11.5	$82.4
Accounts payable	313.6	261.2	222.7
Accrued expenses	613.2	633.9	652.4
Current liabilities	931.6	906.6	957.5

Long-term debt	819.2	839.4	727.8
Other long-term liabilities	791.7	753.1	768.3
Shareholders' equity	200.9	210.3	420.8

Total liabilities and shareholders' equity	$2,743.4	$2,709.4	$2,874.4

Supplemental Information
Debt-to-capitalization rate	80.4%	80.2%	65.8%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Six Months Ended

	July 3,	July 4,
	2010	2009

Cash flows from operating activities
Net earnings (loss)	$0.7	$(347.9)
Depreciation and amortization	67.7	80.6
Pension expense, net of funding	10.6	42.3
Provision for doubtful accounts	0.7	26.9
Deferred income taxes	2.6	31.4
Other long-lived asset impairment charges	19.9	14.4
Equity in earnings of unconsolidated affiliates, net of dividends	(0.7)	7.6
Loss on early extinguishment of debt	4.4	-
Changes in certain current assets and current liabilities	(74.0)	214.4
Income taxes	114.8	78.5
Repurchase of accounts receivable	-	(84.2)
Other, net	(8.6)	4.1
Net cash provided by operating activities	138.1	68.1

Cash flows from investing activities
Capital expenditures	(18.8)	(13.7)
Investments	(8.6)	5.4
Proceeds from sale of property, plant and equipment	2.5	5.4
Other, net	7.3	(0.2)
Net cash used for investing activities	(17.6)	(3.1)

Cash flows from financing activities
Net issuances (payments) of short-term debt	(5.7)	5.5
Net proceeds from asset-based lending facility	-	73.9
Net proceeds from issuance of long-term debt	10.0	-
Payments of long-term debt including current maturities	(28.9)	(0.7)
Payments of premium on early extinguishment of debt	(4.3)	-
Stock options and appreciation rights exercised, net	1.4	-
Net cash provided by (used for) financing activities	(27.5)	78.7

Net increase in cash and cash equivalents	93.0	143.7
Cash and cash equivalents at beginning of period	526.6	317.5
Cash and cash equivalents at end of period	$619.6	$461.2

Free Cash Flow
Net cash provided by operating activities	$138.1	$68.1

Net cash provided by (used for):
Capital expenditures	(18.8)	(13.7)
Proceeds from sale of property, plant and equipment	2.5	5.4
Other, net	7.3	(0.2)
Total free cash flow	$129.1	$59.6